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                                                                     EXHIBIT 5.1

                 [Wilson Sonsini Goodrich and Rosati Letterhead]



                                October 11, 2000

OmniSky Corporation
1001 Elwell Court
Palo Alto, CA 94303

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 11, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of: 9,508,134 shares of Common Stock reserved for issuance under the OmniSky Corporation 1999 Stock Plan; 4,150,429 shares of Common Stock reserved for issuance under the OmniSky Corporation 2000 Stock Plan; and 750,000 shares of Common Stock reserved for issuance under the OmniSky Corporation 2000 Employee Stock Purchase Plan (collectively referred to as the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

     It is our opinion that, when issued and sold in the respective manners referred to in the Plans, and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati
                                        Professional Corporation